Exhibit 99.1

cbdMD, Inc. Announces Acceptance of Compliance Plan by NYSE American

Charlotte, NC, August 26, 2024 – cbdMD, Inc. (NYSE American: YCBD and YCBD-PA), one of the nation’s leading and most highly trusted and recognized CBD companies, and operator of the leading CBD brands cbdMD and Paw CBD, along with its functional mushroom brand ATRx Labs, today announced that it received notice from the NYSE American LLC that it had accepted the Company’s plan to regain compliance with the NYSE American continued listing standards and granted a plan period through December 5, 2025. As previously disclosed on June 5, 2024, the Company received a letter from the NYSE American stating that the Company was not in compliance with the continued listing standards set forth in Sections 1003(a)(ii) of the NYSE American Company Guide. Section 1003(a)(ii) requires a listed company to have stockholders’ equity of $4 million or more if the listed company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years. The Company reported a stockholders’ deficit of $3.1 million as of March 31, 2024, and has had losses from continuing operations and/or net losses in three of its four most recent fiscal years ended September 30, 2023.

NYSE American has accepted the Company’s plan and granted a plan period through December 5, 2025. During the plan period, the Company will be subject to quarterly review to determine if it is making progress consistent with the plan. If the Company does not regain compliance with the NYSE American listing standards by December 5, 2025, or if the Company does not make sufficient progress consistent with its plan, then the NYSE American may initiate delisting proceedings.

The Company’s preferred stock and common stock will continue to be listed on the NYSE American during the plan period pursuant to an extension. The Company's receipt of such notification from the NYSE American does not affect the Company's business, operations or reporting requirements with the U.S. Securities and Exchange Commission.

“We appreciate the NYSE American’s of our plan acceptance and are encouraged with the progress of our business in the third and fourth fiscal quarters. The acceptance of the plan is the next critical step to addressing our ongoing capital structure challenges and lets us re-engage our Series A preferred shareholders to help create a solution involving the accrued dividend, “says T. Ronan Kennedy the Company's CEO.

The Company can provide no assurances that it will be able to make progress with respect to its plan that NYSE American will determine to be satisfactory, that it will regain compliance with Section 1003(a)(ii) of the Company Guide on or before the expiration of the plan period, or that developments and events occurring subsequent to the Company’s formulation of the plan or its acceptance by the NYSE American will not adversely affect the Company’s ability to make sufficient progress and/or regain compliance with Section 1003(a)(ii) of the Company Guide on or before the expiration of the plan period or result in the Company’s failure to be in compliance with other NYSE American continued listing standards.

About cbdMD

cbdMD, Inc. is one of the leading and most highly trusted and most recognized Cannabidiol (CBD) brands with a comprehensive line of U.S. produced, THC-free1 CBD products, including NSF Certified for Sport® products, as well as a wide array of Full Spectrum products. Our cbdMD brand currently includes high-grade, premium CBD products including CBD tinctures, CBD gummies, CBD topicals, CBD capsules, CBD sleep aids, and a growing collection of Farm Act compliant Delta 9 products. Our Paw CBD brand of pet products includes veterinarian-formulated products including tinctures and chews in varying strengths, and our ATRx Labs brand of natural functional mushroom support. To learn more about cbdMD and our comprehensive line of U.S. grown, THC-free1 CBD oil and Full Spectrum products as well as our other brands, please visit www.cbdmd.com, www.pawcbd.com, or ATRxLabs.com, follow cbdMD on Instagram and Facebook, or visit one of the thousands of retailers nationwide that carry cbdMD's products.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including with regard to the ability of the Company to regain compliance with Section 1003(a)(ii) of the Company Guide on or before the expiration of the plan period, or that developments and events occurring subsequent to the Company’s formulation of the plan or its acceptance by the NYSE American will not adversely affect the Company’s ability to make sufficient progress and/or regain compliance with Section 1003(a)(ii) of the Company Guide on or before the expiration of the plan period or result in the Company’s failure to be in compliance with other NYSE American continued listing standards. These forward-looking statements are based on management's beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to those described in our Form 10-K and other filings with the U.S. Securities and Exchange Commission. All information set forth in this press release is as of the date hereof. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by law.

1 THC-free is defined as below the level of detection using validated scientific analytical methods.

Contact Information:

cbdMD, Inc.

Ronan Kennedy, CEO & CFO

+1 (704) 445-3064

IR@cbdmd.com